Multiband Extends HSP and MDU Contracts with DIRECTV until October 2016

MINNEAPOLIS, Nov. 1, 2012 /PRNewswire/ -- Multiband Corporation, (NASDAQ:MBND), a leading Home Service Provider (HSP) for DIRECTV and the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDU's), today announced it has extended its HSP and MDU contracts with DIRECTV effective until October, 2016.

James L. Mandel, chief executive officer of Multiband Corporation, commented, "The extension of our HSP and MDU contracts reflects DIRECTV's continued confidence in our ability to deliver high quality installations, effective resolution of customer issues and quick response to maintain significant uptime. As one of the select few suppliers of residential home installation services for DIRECTV, we appreciate the opportunity to continue this mutually beneficial relationship."

About Multiband Corporation

Multiband Corporation (Nasdaq: MBND) engages with a vast and growing array of technologies including renewable energy, wireless infrastructure, electrical power systems, digital signage, commercial audio/video solutions, hospitality IPTV and VOD systems. Multiband completes nearly 20% of all DIRECTV's installations, maintenance and upgrades for residents of single-family homes. Multiband also supplies broadband cable and satellite internet solutions for homes and businesses across the nation. As the largest nationwide DIRECTV master system operator in the Multiple Dwelling Unit (MDU) market and one of the largest full-service home service providers (HSPs), Multiband is a driven leader in a competitive industry. Additionally, Multiband is a leading provider of software and integrated billing services to MDUs on a single bill, including video, voice, data and other value-added local services, both directly and through strategic partnerships. Multiband focuses on providing world-class customer service and the highest level of performance for all partners and customers, from multinational corporations to individual families. Multiband is headquartered in Minneapolis, Minn., and has offices strategically placed around the continental United States.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Company Contact

Contact: James Mandel, CEO for Multiband Corporation at (763)504-3000

Investor Contact

Brett Maas, Hayden IR, (646) 536-7331 or brett@haydenir.com

or

Cameron Donahue, Hayden IR (651) 653-1854 or cameron@haydenir.com

SOURCE Multiband Corporation